March 1, 2012

The Multi-Strategy Growth & Income Fund

450 Wireless Boulevard

Hauppauge, NY  11788

Re: The Multi-Strategy Growth & Income Fund, File Nos. 333-174909 and 811-22572

Gentlemen:

A legal opinion (the "Legal Opinion") that we prepared was filed with Pre-Effective Amendment No. 1 to The Multi-Strategy Growth & Income Fund Registration Statement.  We hereby give you our consent to incorporate by reference the Legal Opinion into Pre-Effective Amendment No. 3 under the Securities Act of 1933 (Amendment No. 3 under the Investment Company Act of 1940) (the "Amendment") and consent to all references to us in the Amendment.

Very truly yours,

/s/ THOMPSON HINE LLP

THOMPSON HINE LLP

JMS